UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of earliest event reported: June 22, 2013

LMK GLOBAL RESOURCES, INC.

 (Exact name of registrant as specified in its charter)

Delaware
 (State or other jurisdiction of incorporation)

000-28562	94-2857548
(Commission File Number)	(I.R.S. Employer Identification No.)

2741 Lemon Grove Ave, Lemon Grove, CA 91945
 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (714) 724-3355
__________________________________________________________________________________
 (Former name, former address and former fiscal year,

if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

[_] Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Reorganization into a Holding Company Structure

On June 22, 2013, pursuant to the Delaware Holding Company formation statute, DGCL Section 251(g), LMK Global Resources, Inc. ("LMK") entered into an Agreement and Plan of Merger into a holding company (the “Agreement") with Alas Aviation Corp. ("Alas Aviation") and Alas Acquisition Company ("AAC"), both wholly-owned subsidiaries of LMK. The Agreement provided for the merger of LMK with and into Alas Aviation, with Alas Aviation being the surviving corporation in that merger. Contemporaneously with LMK’s merger with and into Alas Aviation pursuant to the Holding Company formation statute (and the Agreement), the shareholders of LMK became shareholders of Alas Aviation on a one share for one share basis pursuant to the Agreement.

As a result of this reorganization into a Holding Company structure, Alas Aviation became the publicly quoted parent holding company with AAC becoming a wholly-owned subsidiary of Alas Aviation. Upon consummation of the Agreement, Alas Aviation’s common stock was deemed to be registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12g-3(a) promulgated thereunder. For purposes of Rule 12g-3(a), Alas Aviation is the successor issuer to LMK.

The description of the Agreement and Plan of Merger set forth in this Item 1.01 is qualified in its entirety by reference to the full text of the Agreement and Plan of Merger, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference into this Item 1.01.

Entry into a Share Exchange Agreement

On June 22, 2013, Alas Aviation entered into a Share Exchange Agreement (the “Share Exchange”) with Arnold Leonora (“Leonora”) and Air Transport Group Private Equity, Inc., a Delaware corporation (“Air Transport”) for the exchange of all of Air Transport’s holdings in Corporacion Yygnus Air, S.A., a corporation formed under the laws of Spain (“Cygnus”). Air Transport held forty nine percent (49%) of the shares of Cygnus while Leonora will continue to hold fifty one percent (51%) of the issued and outstanding shares of Cygnus. These interests in Cygnus are being exchanged for 31,500,000 fully paid non-assessable shares of Alas. Under the terms of the Share Exchange, Leonora will continue to have sole voting control over the shares of Cygnus he holds individually, however all of the financial rights related to his individual ownership were assigned to Alas Aviation under the terms of the Share Exchange. The arrangement was established in order for Cygnus to maintain its flight certificate in Spain.  Under the rules and regulations of the Spanish Civil Aviation Authority, in order to maintain eligibility to hold a flight certificate Cygnus must be “controlled” by a member of the European Union. As a citizen of the Netherlands, Leonora meets this requirement. Therefor following closing of the Share Exchange Agreement, Alas Aviation will hold 100% of the financial rights in Cygnus and 49% of the voting rights.

Cygnus is in the process of acquiring, assembling and operating niche passenger airline with air cargo and related ground service operations.   Cygnus current operating business is a niche Southern European air cargo services business with approximately 50 employees flying Boeing 757 aircraft serving global passenger airlines and air freight companies.  In addition, the company owns and operates a certified maintenance and repair facility providing essential Continuing Airworthiness & Aircraft Management (CAMO+) and flight line maintenance services. Although there can be no assurance of success or profitability, through the Share Exchange, Alas intends to further develop and capitalize on Cygnus’ business by purchasing inefficient low-scale regional operators, assembling and integrating them for scale, and using Cygnu’s core talent to grow revenues and drive costs down.

The closing of the Share Exchange Agreement is conditioned upon certain, limited customary representations and warranties as well as conditions to close such as the total issued and outstanding shares of Alas being limited to 35,000,000 issued and outstanding post closing.  Following the closing of the Agreement and Plan of Merger and Share Exchange Agreement, we intend to continue Alas Aviation and Cygnus’ historical businesses and proposed businesses. Our historical business and operations will continue independently through a newly formed wholly owned subsidiary.

Both our CUSIP number and our trading symbol for our common stock which trades on the OTCQB Tier of the OTC Markets, Inc. will change as a result of the name change.  The new CUSIP number will be [____].  We have submitted the notification and certain other information to the Financial Information Regulatory Association, Inc. (“FINRA”) to process the name change.  At such time as we are assigned a new trading symbol, we will make a subsequent announcement.

There will be no mandatory exchange of stock certificates.  Following the name change the share certificates which reflect our prior name will continue to be valid.  Certificates reflecting the new corporate name will be issued in due course as old share certificates are tendered for exchange or transfer to our transfer agent, Corporate Stock Transfer, Inc., telephone 303-777-7363.

The foregoing description of the Share Exchange Agreement does not purport to be complete and is qualified in its entirety by the Share Exchange Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.2 which is incorporated herein by reference.

Item 5.02 Election of Directors; Appointment of Principal Officers

Frank Dreschler, our sole director and officer intends to resign his positions with our company upon closing or within 10 days of the filing of a Form 14-f under the terms of the Share Exchange Agreement when new officers and directors of our company will be appointed.

Item 9.01 Financial Statements and Exhibits

a) Financial Statements -

b) Exhibits

10.1 Agreement and Plan of Merger

10.2 Share Exchange Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 25, 2013

LMK GLOBAL RESOURCES, INC.

By:	/s/ Frank Dreschler
Frank Dreschler Sole Director/President (Principal Executive, Financial and Accounting Officer)